Exhibit (c)(iii)
S T R I C T L Y    P R I V A T E    A N D    C O N F I D E N T I A L

A P R I L    2 4 ,    2 0 0 6

D I S C U S S I O N   M A T E R I A L S

D I S C U S S I O N    M A T E R I A L S

This presentation was prepared exclusively for the benefit and internal use of the JPMorgan and BNP Paribas (together the “Financial Advisers”) client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by the Financial Advisers. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of the Financial Advisers.
The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. The Financial Advisers’ opinions and estimates constitute the Financial Advisers’ judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. The Financial Advisers make no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.
Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by the Financial Advisers.
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JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities.
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D I S C U S S I O N    M A T E R I A L S

Tango trading summary post-announcement of the Offer

Stock performance ($  per share) and Tango traded volume

% premium to:
Feb-3 price[1]	Offer price

33.9%	4.9%

32.3%	3.7%

30.7%	2.4%

29.2%	1.2%

27.6%	0.0%

26.1%	(1.2%)

24.5%	(2.4%)

* Cumulative trading volume between Feb 6, 2006 and Apr 21, 2006 was 39.1mm shares (107.9% of free float)
1 Tango’s share price on Feb 3, 2006 of $64.25

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D I S C U S S I O N    M A T E R I A L S

Analysis of Tango trading since February 6, 2006

Analysis of trading since Feb 6 (% of total trading volume)

Total volume traded since Feb 6:	39.1mm
% of free float traded since Feb 6 [1]:	107.9%
Source: Bloomberg intra-day data, as of 4/21/06
1 Free float = 36.2 million shares

Tango volume-weighted average price (VWAP)

			% Total
			Volume
Date range	VWAP	Volume Traded	traded

Days before price increase (Feb 6—Apr 3)	$82.16	33,017,800	84.5%

Days post price increase (Apr 4—Apr 21)	$84.83	6,062,200	15.5%

Total period post-ann. (Feb 6—Apr 21)	$82.58	39,080,000	100.0%

Source: Tradeline, as of 4/21/06

2

DISCUSSION MATERIALS

Public market valuations of building materials companies
Building materials market valuations

	Price	% of 52-	Market	Firm	Historical metrics (Feb 3, 06 3)						Current metrics (Apr 21, 06)
	(local	week	cap.	Value	FV/EBITDA [1]				P/E [2]		FV/EBITDA [1]				P/E [2]
Market data as of Apr 21, 06	currency)	high	US$mm	US$mm	2005A		2006E		2006E		2005A		2006E		2006E

U.S. companies
Vulcan Materials	$93.26	99.5%	$9,742	$9,887	11.4	x	9.1	x	17.9	x	14.2	x	10.7	x	20.5	x
Martin Marietta	110.99	97.6%	5,324	5,933	11.2		9.1		17.5		13.8		10.7		20.3
Florida Rock	63.49	93.4%	4,333	4,278	11.2		9.4		17.8		13.2		11.0		20.8
Eagle Materials	72.33	97.0%	3,670	3,810	12.1		9.3		14.6		15.4		11.0		18.7
Texas Industries	60.50	86.4%	1,447	1,770	12.1		9.9		18.4		14.4		11.7		21.3
Median					11.4	x	9.3	x	17.8	x	14.2	x	11.0	x	20.5	x
Average					11.6	x	9.4	x	17.2	x	14.2	x	11.0	x	20.3	x

Non-U.S. companies
Cemex	$66.44	97.2%	$23,359	$32,552	8.8	x	7.7	x	10.8	x	9.2	x	7.9	x	12.5	x
CRH	€28.46	97.0%	18,948	23,459	9.2		8.6		13.0		9.6		8.4		13.5
Holcim	SFr. 104.20	100.0%	18,800	31,545	8.4		7.2		11.4		8.5		7.0		12.3
Rinker	AUD 21.55	99.1%	14,662	14,894	10.2		8.7		15.7		12.4		10.2		18.2
HeidelbergCement	€96.83	100.0%	13,820	18,323	9.7		8.7		14.7		9.0		8.5		18.4
Hanson	£7.66	97.6%	9,815	11,584	8.5		8.0		13.2		9.6		8.9		14.0
Ciments Francais	€136.20	100.0%	6,537	9,271	7.5		6.6		12.5		8.2		7.2		14.7
Italcementi	€20.69	100.0%	6,333	10,707	6.8		5.5		10.6		7.8		6.4		13.7
Cimpor	€5.66	99.3%	4,694	6,446	10.0		9.1		12.8		10.9		10.0		14.5
BuzziUnicem	€20.48	100.0%	4,596	6,442	6.0		5.6		10.3		7.1		6.7		13.3
Cementos Portland	€92.00	98.9%	3,161	3,295	8.2		8.0		17.8		8.5		7.4		17.4
Cementir	€6.64	100.0%	1,303	1,664	6.3		5.5		12.4		7.2		6.3		15.1
Median					8.5	x	7.8	x	12.7	x	8.7	x	7.6	x	14.2	x
Average					8.3	x	7.5	x	12.9	x	9.0	x	7.9	x	14.8	x

Foxtrot	€98.70	100.0%	$21,097	$32,623	7.4	x	6.8	x	12.8	x	7.9	x	7.1	x	13.8	x
Tango	$84.88	99.5%	$6,840[4]	$7,068[4]	6.5	x	6.2	x	14.0x	x	Tango multiples non-meaningful

Note: Multiples not adjusted for pension/OPEB deficits. Estimates are used where actual results are not yet available Source: Tradeline/Datastream as of April 21, 2006, I/B/E/S and equity research. Tango projections based on 2006 budget

[1]	Calendarized EBITDA
[2]	Pre-goodwill amortization and pre-exceptionals

[3]	Market data as of Feb 3, 2006
[4]	Based on fully diluted NOSH

3

D I S C U S S I O N M A T E R I A L S

Premium analysis for precedent buy-in transactions
Median premium for all U.S. buy-in transactions >$25mm since July 2001

	Premium over 1 day prior		Premium over 1 week prior
	Initial premium	Final premium	Initial premium	Final premium

All deals	19.1%	27.8%	16.4%	28.6%

Cash deals only	19.9%	34.0%	20.9%	32.6%

Source: Securities Data Company and JPMorgan research
Note: Sample include all transactions since July 2001 in which an owner of 50% or more of a U.S. public company acquires the remaining shares in the target for total consideration of $25 million or more; excludes withdrawn and pending deals

4

DISCUSSION MATERIALS

Illustrative analysis at various prices
Illustrative analysis at various prices

			As of	Price as of Feb. 6	Price as of Apr. 4	Price as of Apr. 24
($mm except per share)			Feb-3	$75.00	$82.00	$85.50

Pre-announcement
Feb 3, 2006 close			$64.25	16.7%	27.6%	33.1%
over 1-week prior			$64.00	17.2%	28.1%	33.6%
over 1-year high			69.78	7.5%	17.5%	22.5%
over 1-year low			52.47	42.9%	56.3%	63.0%
over 1-year average			60.67	23.6%	35.2%	40.9%
over 6-month average			60.81	23.3%	34.8%	40.6%
over 3-month average			57.27	31.0%	43.2%	49.3%
over last 30 calendar day average			60.83	23.3%	34.8%	40.6%
over 1-week average			63.64	17.9%	28.8%	34.3%

Basic number of shares			75.4	75.4	75.4	75.4

Implied Tango equity value			4,844	5,654	6,182	6,445
Implied buy-out amount [1]			2,526	3,001	3,310	3,465

Implied buy-out amount (€mm)[2]			2,046	2,431	2,682	2,807

Net debt & minority interest [3]			227
Implied firm value			5,329	6,235	6,825	7,120

	Base data ($mm)

FV/EBITDA	2005A	814	6.5x	7.7x	8.4x	8.7x
	2006E	861	6.2x	7.2x	7.9x	8.3x
P/E4	2005A	341	15.0x	17.6x	19.3x	20.2x
	2006E	365	14.0x	16.5x	18.1x	18.9x

Key financials — Tango

$mm	2005A	2006E	2007E

Sales	$4,310	$4,500	$4,800

EBITDA	814	861	940

% margin	18.9%	19.1%	19.6%

Net income[4]	341	365	408

% margin	7.9%	8.1%	8.5%

Net debt

$mm	Dec-05

Financial debt[5]	919

- Cash & equivalent	(692)

= Net debt (excl. off B/S liabilities)	227

Number of shares

mm

Common shares	75.4

Options o/s (estimate)	4.5

Warrants (estimate)	4.4

Diluted shares (at $64.25/share)	79.4

Source: Foxtrot guidance

[1]	46.8% of basic nosh + cash cost for buyback
[2]	Assumes Euro-to-Dollar exchange rate of 1.234 as of April 21, 2006

[3]	Excluding pensions/OPEB deficits

[4]	Pre-exceptionals

[5]	Including redeemable preferred shares

5